CUMBERLAND PHARMACEUTICALS REPORTS

2011 ANNUAL FINANCIAL RESULTS

- Diluted earnings per share increase 130% in 2011

- Notice of Allowance for Acetadote® patent

- Caldolor® receives marketing approval in Canada

NASHVILLE, Tenn., (February 29, 2012) — Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology, today announced 2011 annual financial results.

Net Revenue: For the year ended December 31, 2011, net revenue increased to $51.1 million, up 11.5% compared with $45.9 million for 2010.

For the three months ended December 31, 2011, net revenue was $13.0 million, up from $12.8 million in the prior year period.

Operating Expenses: For the year ended December 31, 2011, total operating expenses were approximately $41.3 million, compared with $39.4 million for 2010. The difference was primarily a result of increased cost of products sold, research and development and general and administrative expenses, partially offset by lower selling and marketing expenses.

Total operating expenses for the three months ended December 31, 2011were $11.3 million compared to $10.6 million the prior year period. Increases in cost of products sold, research and development expenses and general and administrative expenses were partially offset by a decrease in selling and marketing expenses compared to the prior year.

Net Income: Net income attributable to common shareholders for the year ended December 31, 2011 increased more than 130% to $5.7 million, or $0.28 per diluted share, compared to $2.5 million, or $0.12 per diluted share, for 2010.

Net income attributable to common shareholders for the three months ended December 31, 2011, was $0.9 million, or $0.04 per diluted share, similar to the same period in 2010.

Balance Sheet: As of December 31, 2011, Cumberland had $70.6 million in cash and cash equivalents, compared to $65.9 million at the end of 2010. Total assets at December 31, 2011, were $95.5 million compared to $92.1 million in 2010. At December 31, 2011, Cumberland had total debt of $4.9 million, down from $7.2 million at the end of 2010. Shareholders’ equity increased to $82.8 million at the end of 2011 from $77.7 million for the prior period.

“We are pleased to have delivered strong revenue and earnings growth and to have achieved our revenue guidance during 2011,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “2011 milestones for Cumberland included the approval and launch of the next generation Acetadote®, the acquisition of the worldwide rights to Kristalose®, as well as our addition of a fourth product, Hepatoren™, which we believe is an excellent complement to our current offerings,” said Kazimi. “In addition to these milestones, we continued to focus on the incremental growth of our brands including new international partnerships and opportunities for new indications.”

Cumberland is introducing earnings guidance for 2012. The Company expects to see diluted earnings to be in the range of $0.32 to $0.36 per share, reflecting growth of approximately 15-30%. This guidance reflects a continuation of existing trends as well as the company’s expectation for the implementation of its new commercial strategy. This guidance represents the Company’s best estimate of future results, which may be affected by factors described below in “Forward-Looking Statements.”

Company Highlights

Acetadote®

In January 2011, the U.S. Food and Drug Administration (FDA) approved Cumberland’s supplemental new drug application (sNDA) for a new formulation of Acetadote, which was the result of a phase IV commitment the Company made to the FDA upon receipt of initial marketing approval of the product. The new formulation does not contain Ethylene diamine tetracetic acid or any other stabilization or chelating agents and is free of preservatives. Cumberland launched the next generation product, which replaced the previously marketed formulation, in the first quarter of 2011 and has worked to ensure widespread distribution and transition to the next generation product.

In February 2012, Cumberland received a Notice of Allowance from the United States Patent and Trademark Office relating to its patent application for its new formulation of Acetadote (acetylcysteine) Injection, which is used to treat acetaminophen poisoning. The new formulation was FDA approved in 2011 and listed in the “Orange Book,” the FDA’s official register of approved pharmaceutical products. Once issued, the patent will expire in at least 2025. This composition of matter patent represents another significant milestone for Cumberland and its Acetadote brand.

Kristalose®

Cumberland reached an agreement in November 2011 to acquire the remaining rights associated with the Kristalose brand, including the trademark and the FDA approved registration for the product from Mylan Pharmaceuticals. Cumberland will provide a royalty on product sales in exchange for these assets.

Caldolor®

An exclusive agreement was reached with Harbin Gloria, a China based pharmaceutical company, for the commercialization of Caldolor and Acetadote in China. Under the terms of the agreement, Harbin Gloria will have exclusive rights to register and commercialize both products in China. In exchange for the license to the product, Cumberland will receive upfront and milestone licensing payments and royalties on the product sale.

The application for regulatory approval of Caldolor for fever in Canada by Cumberland’s partner Alveda Pharma, was approved in December 2011.

Conference Call and Webcast

A conference call and live Internet webcast will be held on Wednesday, February 29, 2012 at 5:00 p.m. Eastern Time to discuss the Company’s fourth quarter 2011 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 50392851. The live webcast and rebroadcast can be accessed via Cumberland’s website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information, please visit the Company’s website at www.cumberlandpharma.com.

About Acetadote

Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is the only injectable product approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.net.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s Form 10-K filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Elizabeth Davis Corporate Relations (615) 255-0068 edavis@cumberlandpharma.com	Rebecca Kirkham Lovell Communications (615) 297-7766 rebecca@lovell.com

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
December 31, 2011 and 2010

ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$70,599,146	$65,893,970
Accounts receivable, net of allowances	7,082,890	5,145,494
Inventories	5,774,694	7,683,842
Prepaid and other current assets	1,627,455	1,336,765
Deferred tax assets	2,223,882	978,771

Total current assets	87,308,067	81,038,842
Property and equipment, net	1,119,339	1,220,010
Intangible assets, net	7,023,064	7,427,223
Deferred tax assets	—	2,265,192
Other assets	67,846	102,787

Total assets	$95,518,316	$92,054,054

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,666,668
Accounts payable	1,513,548	2,124,654
Other accrued liabilities	5,086,400	4,436,298

Total current liabilities	6,599,948	9,227,620
Revolving line of credit	4,859,951	1,825,951
Long-term debt, excluding current portion	—	2,666,665
Deferred tax liability	645,029	—
Other long-term obligations, excluding current portion	578,119	618,343

Total liabilities	12,683,047	14,338,579

Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock – no par value; 100,000,000 shares authorized; 20,020,535 and 20,338,461shares issued and outstanding as of December 31, 2011 and 2010, respectively	70,272,155	70,778,874
Retained earnings	12,656,662	6,998,806

Total shareholders’ equity	82,928,817	77,777,680
Noncontrolling interests	(93,548)	(62,205)

Total equity	82,835,269	77,715,475

Total liabilities and equity	$95,518,316	$92,054,054

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Revenues:
Net product revenue	$50,893,794	$44,704,570	$43,142,350
Other revenue	248,982	1,171,801	394,928

Net revenues	51,142,776	45,876,371	43,537,278

Costs and expenses:
Cost of products sold	5,362,554	3,586,646	4,136,541
Selling and marketing	20,940,060	22,674,505	20,194,074
Research and development	5,028,072	4,327,485	4,993,278
General and administrative	9,197,955	7,990,222	7,643,070
Amortization	655,302	686,911	686,904
Other	109,346	108,855	106,776

Total costs and expenses	41,293,289	39,374,624	37,760,643

Operating income	9,849,487	6,501,747	5,776,635

Interest income	210,727	200,207	79,363
Interest expense	(353,497)	(1,423,523)	(772,927)

Income before income taxes	9,706,717	5,278,431	5,083,071

Income tax expense	(4,080,204)	(2,851,420)	(2,024,192)

Net income	5,626,513	2,427,011	3,058,879

Net loss at subsidiary attributable to
noncontrolling interests	31,343	29,669	32,536

Net income attributable to common shareholders	$5,657,856	$2,456,680	$3,091,415

Earnings per share attributable to common shareholders
- Basic	$0.28	$0.12	$0.22
- Diluted	$0.28	$0.12	$0.17
Weighted-average shares outstanding
- Basic	20,342,913	20,333,932	14,199,479
- Diluted	20,572,132	21,058,577	18,234,171

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Cash flows from operating activities:
Net income	$5,626,513	$2,427,011	$3,058,879
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	1,040,407	978,398	816,499
Deferred tax expense (benefit)	1,665,110	(332,349)	(525,467)
Stock-based compensation — nonemployees	149,719	80,222	1,056,401
Stock-based compensation – employees	629,586	688,408	606,395
Excess tax benefit derived from exercise of stock options	(2,355,345)	(3,874,966)	(3,968,894)
Noncash interest expense	137,487	352,484	128,800
Net changes in assets and liabilities affecting operating
activities:
Accounts receivable	(1,937,396)	1,031,091	(3,047,238)
Inventory	1,909,148	(2,860,969)	(3,060,097)
Prepaid, other current assets and other assets	(399,393)	1,342,032	(721,464)
Accounts payable and other accrued liabilities	2,296,535	201,725	6,572,098
Other long-term obligations	(40,224)	313,575	(510,942)

Net cash provided by operating activities	8,722,147	346,662	404,970

Cash flows from investing activities:
Additions to property and equipment	(257,502)	(577,159)	(601,802)
Additions to trademarks and patents	(180,269)	(191,483)	(110,541)

Net cash used in investing activities	(437,771)	(768,642)	(712,343)

Cash flows from financing activities:
Proceeds from initial public offering of common stock	—	—	85,000,000
Costs of initial public offering	—	—	(7,479,011)
Proceeds from borrowings on long-term debt	—	—	18,000,000
Principal payments on note payable	(5,333,333)	(12,666,667)	(5,000,000)
Net borrowings on line of credit	3,034,000	—	—
Costs of financing for long-term debt and credit facility	(17,637)	(110,000)	(189,660)
Payments made in connection with repurchase of common shares	(4,247,440)	(4,846,791)	(27,295,808)
Proceeds from exercise of stock options	629,865	1,362,760	175,089
Excess tax benefit derived from exercise of stock options	2,355,345	3,874,966	3,968,894
Net cash (used in) provided by financing activities	(3,579,200)	(12,385,732)	67,179,504

Net increase (decrease) in cash and cash equivalents	4,705,176	(12,807,712)	66,872,131
Cash and cash equivalents, beginning of year	65,893,970	78,701,682	11,829,551

Cash and cash equivalents, end of year	$70,599,146	$65,893,970	$78,701,682

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$191,410	$814,373	$677,387
Income taxes	304,480	52,136	196,187
Noncash investing and financing activities:
Change in unpaid invoices for purchases of intangibles	97,806	—	—
Reclass of redeemable common stock to (from) equity		1,930,000	(1,930,000)
Deferred financing costs	—	—	335,075